Exhibit 99.1

Momentive Performance Materials to Consolidate Quartz Manufacturing

STRONGSVILLE, OH—March 4, 2009—Momentive Performance Materials Inc., Quartz & Ceramics division (“Momentive” or the “Company”), announced its intent to consolidate certain of its manufacturing operations. The Company intends to transfer the production of its large diameter quartz tubing operations from its Willoughby, Ohio and Geesthacht, Germany facilities to its Newark, Ohio site. The Company also intends to transfer the production of fiber optics and lamp materials from its Willoughby site to its Wuxi, China facility. The majority of the impacted work in Willoughby would be transferred to the Company’s Newark, Ohio site.

In light of the current global economic recession, the restructuring would better position the Quartz & Ceramics division to be more competitive by reducing operating costs and minimizing excess capacity.

The Company’s Willoughby facility would remain open and retain production operations for sand used in the manufacture of quartz products. The Geesthacht facility would remain open and continue to produce crucibles, which are used in the semiconductor industry.

The consolidation would affect approximately 80 salaried and hourly employees in Willoughby and about 30 salaried and hourly employees in Geesthacht. Momentive’s Willoughby and Geesthacht locations currently each employ approximately 130 employees. The Company does not anticipate hiring additional employees at the Newark site and would hire a small number of employees at the Wuxi facility.

In connection with the intended workforce reductions, Momentive would expect to incur one-time pretax charges related to severance and other benefits of between $8-9 million in the first half of 2009. Additionally, to support the consolidation, Momentive would expect to spend approximately $4 million for new capital equipment and approximately $2 million for equipment and relocation related expenses during the second half of 2009. Annual cost savings generated from the workforce restructuring and operations consolidation are anticipated to be approximately $15 million.

The intended consolidation is subject to a 60-day decision-bargaining period with the union leadership of Local 707 of IUE-CWA, which represents approximately 105 employees in Willoughby. The intended action would also be subject to discussions with the Works Council at the Geesthacht site.

“Given the realities of the current economic recession, it is imperative that we act to reduce costs and to continue to offer value-added products that help our customers succeed”, said Ray Kolberg, President and CEO of Momentive’s Quartz & Ceramics division. “We are taking the difficult but necessary steps to protect the long-term interests of the Company, our customers and our employees. Making our facilities globally competitive continues to be a priority.”

Qualified impacted Willoughby employees would be eligible for severance pay as well as special benefits including continuation of medical and dental benefits for themselves and their covered dependents. Qualified employees would also be eligible for tuition reimbursement and retraining benefits for a period of up to 12 months. Eligible impacted employees would also be provided preferential consideration for employment at other Momentive locations.

For affected employees in Geesthacht, discussions about a Social Plan will be initiated with the Works Council.

About the Company

Momentive Performance Materials Inc. is a premier specialty materials company, providing high-technology materials solutions to the silicones, quartz and ceramics markets. The Company, as a global leader with worldwide operations, has a robust product portfolio, an enduring tradition of service excellence, and industry-leading research and development capabilities.

Momentive’s Quartz & Ceramics division is a world leader in the manufacturing of clear and translucent tubing; rods and solid shapes; and fused crucibles for growing single crystal silicon servicing the semiconductor, lamp and fiber optic industries.

Momentive Performance Materials Inc. is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.momentive.com.

###

Contact: John Scharf, Momentive Performance Materials, 518.233.3893